Exhibit 10.50

In 2007 Mr. Morawetz and the Company reached a verbal agreement that accrued consulting fees totaling approximately $84,000 would be deferred until such time that the Company had sufficient cash on hand to pay the fees or to make other arrangements for payment.  Additionally, the Company and Mr. Morawetz agreed that he would cease providing consulting services to the Company and that no additional fees would accrue.  In a meeting with Mr. Morawetz on May 13, 2009 the Company submitted a proposal to settle payment of the fees by making a cash payment of $30,000 and issuing a stock option for 75,000 shares at such time as the Company raises an additional $3 million in equity.  Mr. Morawetz agreed to consider this alternative form of payment but there is no formal agreement and the full $84,000 remains in the accrued expenses account.